EXHIBIT 99.2

Second

Quarter

Report

To

Shareholders

2005

Six Months Ended

June 30, 2005

HIGHLIGHTS
  Operating earnings per share on a diluted basis rose 14.5% for the second quarter, excluding the effect of foreign currency translation (including the effect of the yen, operating earnings per share were up 16.4%).
  We purchased 2.6 million shares of Aflac's common stock in the second quarter.
  In May we established a 2007 operating earnings per share target of a 13% to 16% increase before the effect of currency translation.

TO OUR SHAREHOLDERS:

     We are pleased with Aflac's financial performance during the first half of 2005. Both Aflac U.S. and Aflac Japan have produced solid growth this year, and we believe each operation is on track to achieve its financial targets for the year. We also believe we are well-positioned to achieve our primary financial objective for 2005 of a 15% increase in operating earnings per share before the impact of currency translation.

SECOND QUARTER RESULTS

     Total revenues were up 10.3% to $3.6 billion in the second quarter, reflecting a slightly stronger yen/dollar exchange rate than a year ago. Net earnings were $336 million, or $.66 per diluted share, compared with $258 million, or $.50 per share, a year ago. Net earnings in the second quarter of 2005 included realized investment gains of $7 million, or $.01 per diluted share, compared with realized investment losses of $3 million, or $.01 per diluted share, a year ago. Net earnings in the second quarter also included a gain of $3 million, or $.01 per diluted share, resulting from the change in fair value of the interest rate component of the cross-currency swaps related to the company's senior notes, as required by SFAS 133. In the second quarter of 2004, the impact from SFAS 133 lowered net earnings by $23 million, or $.04 per diluted share.

     We believe that an analysis of operating earnings, a non-GAAP financial measure, is vitally important to an understanding of Aflac's underlying profitability drivers. We define operating earnings as the profits we derive from our operations before realized investment gains and losses, the impact from SFAS 133, and nonrecurring items.

     Management uses operating earnings to evaluate the financial performance of Aflac's insurance operations because realized gains and losses, the impact from SFAS 133, and nonrecurring items tend to be driven by general economic conditions and events, and therefore may obscure the underlying fundamentals and trends in Aflac's insurance operations. A reconciliation of operating to net earnings appears on Page 6.

     Furthermore, because a significant portion of our business is in Japan, where our functional currency is the Japanese yen, we believe it is equally important to understand the impact on operating earnings from translating yen into dollars. We translate Aflac Japan's yen-denominated income statement from yen into dollars using an average exchange rate for the reporting period, and we translate the balance sheet using the exchange rate at the end of the period. However, except for a limited number of transactions, we do not actually convert yen into dollars. As a result, we view foreign currency translation as a financial reporting issue for Aflac and not as an economic event to our company or shareholders. Because changes in exchange rates distort the growth rates of our operations, we also encourage readers of our financial statements to evaluate our financial performance excluding the impact of foreign currency translation. The chart on Page 4 compares selected income statement items with and without foreign currency changes to illustrate the effect of those changes.

     Operating earnings in the second quarter of 2005 were $326 million, compared with $284 million in the second quarter of 2004. Operating earnings per diluted share rose 16.4% to $.64, compared with $.55 in the second quarter of 2004. The stronger yen/dollar exchange rate added $.01 to per-share operating earnings during the quarter. Excluding the impact of the stronger yen, operating earnings per diluted share increased 14.5%.

     During the second quarter, we acquired 2.6 million shares of Aflac's common stock. As of June 30, 2005, we had approximately 21 million shares available for purchase under current repurchase authorizations from the board of directors.

SIX MONTH RESULTS

     Also reflecting a stronger yen/dollar exchange rate, total revenues advanced 9.4% to $7.1 billion in the first six months of 2005. Net earnings were $664 million, or $1.30 per diluted share, compared with $563 million, or $1.09 per share, a year ago. Net earnings in the first half of 2005 included realized investment gains of $9 million, or $.01 per diluted share, compared with realized investment gains of $3 million, or nil per share, a year ago. Net earnings also included a loss of $6 million, or $.01 per diluted share, from the impact of SFAS 133, compared with a loss of $12 million, or $.02 per share for the first half of 2004. In addition, net earnings in 2004 reflected a one-time gain of $3 million, or $.01 per diluted share, as a result of the transfer of certain Aflac Japan pension obligations to the Japanese government.

     Operating earnings for the six months were $661 million, or $1.30 per diluted share, compared with $569 million, or $1.10 per share in 2004. The stronger yen benefited operating earnings by $.02 per share in the first half of the year. Excluding the effect of currency changes, operating earnings per diluted share rose 16.4%, which is above our annual objective for earnings growth.

AFLAC JAPAN

     Aflac Japan's premium income in yen increased 6.6% in the second quarter. Net investment income was up 5.0%. Investment income growth in yen terms was suppressed by the stronger yen/dollar exchange rate because 30% of Aflac Japan's investment income is dollar-denominated. Total revenues increased 6.5% in the quarter. As a part of an information technology strategy, we have identified ways to improve and simplify our computing infrastructure, including for example, consolidation of processing from two mainframe systems to one. As a result, we determined it was appropriate to write off 2 billion yen, or $18 million before taxes, of costs related to software that will no longer be used. However, due to the continued favorable development of the benefit ratio, the pretax operating profit margin expanded from 14.0% to 14.7%. As a result, pretax operating earnings increased 11.9% in the second quarter. For the six months, premium income in yen increased 6.5%, and net investment income rose 5.7%. Total revenues were up 6.5% and pretax operating earnings grew 13.2%.

     The average yen/dollar exchange rate of 107.63 in the second quarter was 2.0% stronger than the average rate of 109.73 in the second quarter of 2004. For the six months, the average exchange rate was 106.04, or 2.3% stronger than the rate of 108.52 a year ago. The stronger average yen/dollar exchange rate in both the second quarter and the first six months of the year magnified the growth rates of Aflac Japan as reported in dollars.

     Benefiting from the stronger yen, premium income in dollars increased 8.6% to $2.2 billion in the second quarter. Net investment income was up 7.0% to $412 million. Total revenues rose 8.5% to $2.6 billion. Pretax operating earnings were $387 million, an increase of 14.1% from a year ago. For the six months, premium income rose 8.9% to $4.5 billion. Net investment income was up 8.1% to $822 million. Total revenues increased 8.9% to $5.3 billion. Pretax operating earnings were $787 million, or 15.9% higher than a year ago.

     Investment yields in Japan declined slightly in the second quarter from levels in the first three months of the year. For example, the yield of a composite index of 20-year Japanese government bonds averaged 1.93% in the second quarter, compared with 2.03% in first quarter of 2005. During the second quarter, we purchased yen-denominated investments at an average yield of 2.70%. Including dollar-denominated securities, our new money yield for the quarter was 2.85%. As of July 22, 2005, we had invested, or committed to invest, approximately 74% of our expected 2005 cash flow at an average yield of 3.03%.

     Aflac Japan's total new annualized premium sales were consistent with our expectations for the quarter. Total new sales rose 1.2% to 32.6 billion yen, or $302 million. As we expected, sales growth in the quarter was restrained by significant declines in Rider MAX sales and conversions. However, sales of our supplemental medical products were very strong, increasing 29.4% over last year. Sales through Dai-ichi Mutual Life dramatically improved, rising 19.2% over the second quarter of 2004. For the first six months, total new annualized premium sales were up 3.1% to 62.4 billion yen, or $587 million. Our objective is to increase total new annualized premium sales in yen by 5% to 10% for the full year.

AFLAC U.S.

     Aflac U.S. premium income increased 10.6% to $803 million in the second quarter. Net investment income rose 6.2% to $104 million. Total revenues were $910 million, an increase of 10.0%. Pretax operating earnings rose 8.3% to $130 million. For the first six months, premium income rose 10.7% to $1.6 billion. Net investment income increased 5.7% to $206 million. Total revenues were up 10.1% to $1.8 billion. Pretax operating earnings rose 9.0% to $263 million.

     Aflac U.S. produced strong sales growth in the second quarter, with total new annualized premium sales rising 9.2% to $307 million. Several products contributed to our solid results. Once again our accident/disability product line was the largest sales contributor, accounting for approximately 53% of second quarter sales. Other products, including hospital indemnity and dental also sold well. For the first half of the year, total new sales were up 3.5% to $593 million. Our goal for the full year is a 3% to 8% increase in total new annualized premium sales.

     Recruitment of new sales associates also remained strong. We recruited more than 6,700 new associates in the second quarter, an increase of 11.5% over 2004. We believe the improvement in new agent recruitment reflects our expanded sales management infrastructure. At the end of the quarter, more than 61,000 licensed sales associates represented Aflac U.S., which was 4.5% higher than a year ago.

DIVIDEND

     The board of directors declared the third quarter cash dividend. The third quarter dividend of $.11 per share is payable on September 1, 2005, to shareholders of record at the close of business on August 19, 2005.

OUTLOOK

     We were encouraged to see Aflac U.S. make significant strides in reestablishing better sales growth during the second quarter. We believe our stronger sales and more effective recruiting reflect the efforts of our enhanced sales management infrastructure. We were also pleased with the continued strength of our medical product line in Japan and our number one position in the market for supplemental medical insurance. In addition, both Aflac U.S. and Aflac Japan produced financial results that were consistent with our expectations. As such, we believe we are well-positioned to achieve our principal financial target for 2005 of a 15% increase in operating earnings per share before the impact of currency translation.

     For 2006, our goal is also to increase operating earnings per diluted share 15%, excluding the impact of the yen. And in May we established a 2007 objective of a 13% to 16% increase in operating earnings per share before the effect of currency. We believe our business is fundamentally strong, and we view our financial objectives as a reflection of the opportunities we see for our operations in the United States and Japan.

/s/ Daniel P. Amos

Daniel P. Amos
Chairman and Chief Executive Officer
July 26, 2005

Foreign Currency Translation		Three Month Results		Six Month Results

Effect on Operating Results		Including	Excluding	Including	Excluding
		Currency	Currency	Currency	Currency
Selected Percentage Changes (1)		Changes	Changes(2)	Changes	Changes(2)

(For the periods ended	Premium income	9.1%	7.6%	9.4%	7.6%
June 30, 2005 - unaudited)
	Net investment income	7.1	6.0	7.8	6.5
[1] The numbers in this table are
presented on an operating basis,	Total benefits and
which is described on Page 1.	expenses	8.2	6.8	8.4	6.6

[2] Amounts excluding foreign	Operating earnings	14.5	13.3	16.2	14.8
currency changes were
determined using the same yen/	Operating earnings per
dollar exchange rate for the	diluted share	16.4	14.5	18.2	16.4
current period as the comparable
period in the prior year.

Consolidated Statements of Earnings			Aflac Incorporated and Subsidiaries
(In millions, except for share
and per-share amounts - unaudited)	Three Months Ended June 30,			Six Months Ended June 30,

	2005	2004	% Change	2005	2004	% Change

Revenues:
Premiums, principally
supplemental health insurance	$3,020	$2,768	9.1%	$6,061	$5,541	9.4%
Net investment income	518	484	7.1	1,033	957	7.8
Realized investment gains (losses)	11	(5)		15	1
Other income (losses)	18	(14)		18	14

Total revenues	3,567	3,233	10.3	7,127	6,513	9.4

Benefits and expenses:
Benefits and claims	2,229	2,068	7.8	4,495	4,146	8.4
Acquisition and operating
expenses:
Amortization of deferred
policy acquisition costs	134	127		270	258
Insurance commissions	334	308		667	619
Insurance expenses	324	289		611	556
Interest expense	6	6		11	11
Other operating expenses	24	22		50	43

Total acquisition and
operating expenses	822	752	9.4	1,609	1,487	8.2

Total benefits and expenses	3,051	2,820	8.2	6,104	5,633	8.4

Earnings before income taxes	516	413	24.8	1,023	880	16.2
Income taxes	180	155		359	317

Net earnings	$336	$258	29.9%	$664	$563	18.0%

Net earnings per share:
Basic	$.67	$.51	31.4%	$1.32	$1.11	18.9%
Diluted	.66	.50	32.0	1.30	1.09	19.3

Common shares used in computing EPS (In thousands):
Basic	501,426	508,353	(1.4)%	502,063	509,138	(1.4)%
Diluted	508,002	517,860	(1.9)	508,722	518,607	(1.9)

Cash dividends paid per share	$.11	$.095	15.8%	$.22	$.19	15.8%

Reconciliation of Operating to Net Earnings			Aflac Incorporated and Subsidiaries
(In millions, except for per-share
amounts - unaudited)	Three Months Ended June 30,			Six Months Ended June 30,

	2005	2004	% Change	2005	2004	% Change

Operating earnings	$326	$284	14.5%	$661	$569	16.2%
Reconciling items, net of tax:
Realized investment gains (losses)	7	(3)		9	3
Impact from SFAS 133	3	(23)		(6)	(12)
Japanese pension obligation transfer	-	-		-	3

Net Earnings	$336	$258	29.9%	$664	$563	18.0%

Operating earnings per share - diluted	$.64	$.55	16.4%	$1.30	$1.10	18.2%
Reconciling items, net of tax:
Realized investment gains (losses)	.01	(.01)		.01	-
	Impact from SFAS 133.01	(.04)		(.01)	(.02)
Japanese pension obligation transfer	-	-		-	.01

Net earnings per share - diluted	$.66	$.50	32.0%	$1.30	$1.09	19.3%

Consolidated Balance Sheets	Aflac Incorporated and Subsidiaries
(In millions, except for share and per-share amounts - unaudited) June 30,	2005	2004

Assets:
Investments and cash:
Securities available for sale, at fair value:
Fixed maturities	$29,139	$26,270
Perpetual debentures	4,245	3,439
Equity securities	79	74
Securities held to maturity, at amortized cost:
Fixed maturities	11,140	9,885
Perpetual debentures	4,468	4,359
Other investments	48	37
Cash and cash equivalents	1,428	1,072

Total investments and cash	50,547	45,136
Receivables, primarily premiums	579	470
Accrued investment income	497	481
Deferred policy acquisition costs	5,586	5,212
Property and equipment, net	477	505
Other	309	326

Total assets	$57,995	$52,130

Liabilities and shareholders' equity:
Liabilities:
Policy liabilities:
Future policy benefits	$38,671	$36,534
Unpaid policy claims	2,482	2,191
Unearned premiums	578	542
Other policyholders' funds	1,337	1,081
Notes payable	1,369	1,395
Income taxes	3,049	2,094
Payables for return of cash collateral on loaned securities	901	978
Other	1,149	1,133

Total liabilities	49,536	45,948

Shareholders' equity:
Common stock	65	65
Additional paid-in capital	730	640
Retained earnings	7,339	6,178
Accumulated other comprehensive income:
Unrealized foreign currency translation gains	164	218
Unrealized gains on investment securities	2,938	1,470
Minimum pension liability adjustment	(28)	(25)
Treasury stock	(2,749)	(2,364)

Total shareholders' equity	8,459	6,182

Total liabilities and shareholders' equity	$57,995	$52,130

Shareholders' equity per share	$16.88	$12.17

Shares outstanding at end of period (In thousands)	501,172	508,049

FORWARD-LOOKING INFORMATION

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements. We desire to take advantage of these provisions. This document contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by company officials in oral discussions with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC). Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks, and uncertainties. In particular, statements containing words such as "expect," "anticipate," "believe," "goal," "objective," "may," "should," "estimate," "intends," "projects," "will," "assumes," "potential," "target," or similar words as well as specific projections of future results, generally qualify as forward-looking. Aflac undertakes no obligation to update such forward-looking statements.

We caution readers that the following factors, in addition to other factors mentioned from time to time in our reports filed with the SEC, could cause actual results to differ materially from those contemplated by the forward-looking statements: legislative and regulatory developments; assessments for insurance company insolvencies; competitive conditions in the United States and Japan; new product development and customer response to new products and new marketing initiatives; ability to attract and retain qualified sales associates; ability to repatriate profits from Japan; changes in U.S. and/or Japanese tax laws or accounting requirements; credit and other risks associated with Aflac's investment activities; significant changes in investment yield rates; fluctuations in foreign currency exchange rates; deviations in actual experience from pricing and reserving assumptions including, but not limited to, morbidity, mortality, persistency, expenses, and investment yields; level and outcome of litigation; downgrades in the company's credit rating; changes in rating agency policies or practices; subsidiary's ability to pay dividends to parent company; ineffectiveness of hedging strategies used to minimize the exposure of our shareholders' equity to foreign currency translation fluctuations; events resulting in catastrophic loss of life or injury; and general economic conditions in the United States and Japan.

Aflac Incorporated

     Worldwide Headquarters
     1932 Wynnton Road
     Columbus, Georgia 31999
     Tel: 706.323.3431
     aflac.com

Customer Service

     Policyholders and claimants needing assistance
may call 800.99.Aflac or 800.992.3522.
Sales associates should call 800.462.3522.

Shareholder and Investor Inquiries

     If you have questions about Aflac, call our toll-free
telephone number, 800.235.2667, and use the
following options:
     Press 1 to receive financial information by mail.
     Press 2 to speak to a Shareholder Services
representative regarding your Aflac stock account.
     Press 3 to speak to an Investor Relations
representative regarding Aflac's financial
performance or other investor-related issues.

Contact:

     Kenneth S. Janke Jr.
     Senior Vice President, Investor Relations
     800.235.2667 or 706.596.3264
     Fax: 706.324.6330
     kjanke@aflac.com